Exhibit 4.1

FORM OF DIVIDEND NOTE

THIS GLOBAL NOTE IS HELD BY REGISTRAR AND TRANSFER COMPANY (THE “DEPOSITARY”) IN CUSTODY FOR THE BENEFIT OF THE HOLDERS (AS DEFINED IN THE NOTE), AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE DEPOSITARY MAY MAKE SUCH NOTATIONS ON THE NOTE REGISTER AS MAY BE REQUIRED OR PERMITTED BY THE NOTE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 17 OF THE NOTE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE COMPANY UPON REDEMPTION OR REPAYMENT IN ACCORDANCE WITH SECTION 11 OF THE NOTE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

No. [1]

US $16,150,000

GYRODYNE COMPANY OF AMERICA, INC.

5% SUBORDINATED NOTE DUE JUNE 30, 2017

Gyrodyne Company of America, Inc., a self-managed and self-administered real estate investment trust formed under the laws of the State of New York (the “Company”), for value received, hereby promises to pay upon surrender hereof the principal sum of SIXTEEN MILLION ONE HUNDRED FIFTY THOUSAND UNITED STATES DOLLARS (U.S. $16,150,000) or such lesser principal amount then outstanding, together with interest thereon calculated in accordance with the provisions of this 5% Subordinated Note due June 30, 2017 (individually, this “Note” and, collectively with any other of the Company’s 5% Subordinated Notes due June 30, 2017, the “Notes”).

Interest Rate:	5% per annum.

Interest Payment Dates:	June 15 and December 15 of each year, commencing June 15, 2014.

Interest Record Dates:	June 1 and December 1.

PIK Period:	The Company may, in its sole discretion, at the election of the Board of Directors of the Company, pay interest on the Note in cash or in the form of additional principal amount of Notes in an amount reflecting the applicable accrued and unpaid interest.

Reference is hereby made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or obligatory for any purpose until authenticated by the manual signature of the Company.

[Reverse of Note]
5% Subordinated Note due June 30, 2017

1.           Interest.  This Note shall accrue interest at the rate of 5% per annum. For any interest period through maturity, the Company may, in its sole discretion at the election of the Board of Directors of the Company, pay interest on the Note (a) in cash (“Cash Interest”), or (b) in-kind, by issuing new Notes (“PIK Notes”), in an amount equal to the amount of accrued and unpaid interest for the applicable interest period (rounded up to the nearest whole dollar) on the applicable Interest Payment Date (as defined below).

The Company will pay interest semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent Interest Payment Date to which interest has been paid, either as Cash Interest or PIK Notes, or, if no interest has been paid, from the date of issuance; if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 15, 2014. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.           Method of Payment.  The Company shall pay interest on this Note to the Depositary, for the benefit of the Persons who are set forth on the Note Register maintained by the Depositary (the “Holders”) at the close of business on the June 1 and December 1 (whether or not a Business Day) next preceding the Interest Payment Date even if Notes are canceled after the record date and on or before the Interest Payment Date. Payment of Cash Interest may be made by check mailed to the Holders at their addresses set forth in the Note Register. Such payments shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts. Payments of interest in additional PIK Notes may be effected by an issuance of additional physical Notes to the Depositary, for the benefit of the Holders and to be recorded on the Note Register. A “Person” means any individual, firm, association, corporation, partnership (including, without limitation, any general and limited partnership), limited liability company, joint venture, estate, trust, public or governmental body, and other legal entities.

3.           Payment of Principal and Interest.

a.            Scheduled Payment.  The Company shall pay the outstanding principal amount of this Note on June 30, 2017 (the “Maturity Date”), together with all accrued and unpaid interest thereon.

b.            Optional Prepayment.  The Company may, in its sole discretion, at any time and from time to time without premium or penalty, prepay all or any portion of the outstanding principal amount of, or interest on, this Note, in cash or in kind. In connection with each prepayment of principal hereunder, the Company shall also pay all accrued and unpaid interest hereunder. The Company shall be required to effect any optional prepayment from the Holders on a pro rata basis, provided that such restriction shall not apply to, and the Company may redeem from a Holder, in cash or in kind, of an interest in the Note with an aggregate principal amount of $10,000 or less. The Company shall be permitted to repurchase interests in the Note on a voluntary basis in a transaction with one or more Holders from time to time on such terms as the Company determines, in its sole discretion, and such repurchase shall not be required to be effected on a pro rata basis. Upon an in-kind repayment or repurchase of Note, the valuation of any asset transferred to a Holder pursuant to such repayment or repurchase shall, after consideration and review, be made by the Board of Directors of the Company and shall be conclusively binding on the Holders.

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c.            Mandatory Prepayment.  Upon the first to occur of (i) a sale or (ii) a complete liquidation of the Company, the Company shall pay, in cash or in kind, the outstanding principal amount of this Note, together with all accrued and unpaid interest on the principal amount being repaid. In the case of a complete liquidation, the valuation of any interest distributed in-kind in redemption of the Note shall, after consideration and review, be made by the Board of Directors of the Company and shall be conclusively binding on the Holders. In the case of a merger of the Company into Gyrodyne, LLC pursuant to the terms of the Merger Agreement, dated as of October 15, 2013, as amended and restated on December 20, 2013, the Note may be redeemed for limited liability interests of Gyrodyne, LLC as set forth in the Merger Agreement.

d.            Application of Payments.  Payments under this Note shall be applied as follows: (i) first to the payment of accrued interest hereunder until all such interest is paid and (ii) second to the repayment of the principal outstanding hereunder.

e.            Allocation of Payments.  All payments of principal and interest by the Company shall be applied to all of the outstanding interest of Holders in the Note ratably in accordance with the unpaid principal amount thereof, except as permitted by Section 3(b).

4.           Transfer.  The interest of any Holder in the Note shall be registered on the Note Register and may not be assigned or transferred, voluntarily or involuntarily. Any attempted assignment or transfer shall be void, except as provided in the following sentence, in which case interest of any Holder in the Note may be transferred only on the Note Register. The Company will permit transfers pursuant to the laws of bankruptcy, inheritance, descent or distribution, or to the successor to any Holder which is a corporate or other entity or by any nominee holder or agent or representative holding such interest in the Note for the account of another person to the beneficial owner of such interest in the Note. If a transfer is requested, the Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law. The Company need not exchange or register the transfer of any interest in the Note selected for redemption, except for the unredeemed portion of any interests in the Note being redeemed in part.

5.           Register.  The Note Register shall be maintained by the Depositary, Registrar and Transfer Company (or a successor agent appointed by the Company for such purpose), and shall record the names and addresses of, and principal amounts owing to, each Holder pursuant to the terms hereof from time to time. The Note Register shall be conclusive, and the Company shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Holder for all purposes, notwithstanding notice to the contrary.

6.           Unclaimed Money.  If money for the payment of principal or interest on any interest in the Note remains unclaimed for two years, Holders entitled to money must look to the Company for payment as general creditors unless an “abandoned property” law designates another person.

7.           No Prior Payments.  For so long as any of the Note is outstanding, the Company shall not make any payments with respect to its capital stock, including paying dividends thereon or making distributions in respect thereof, except (i) as specifically permitted under the Company’s Plan of Liquidation, dated September 12, 2013 and (ii) such distributions as are required for the Company to qualify as, and maintain its qualification as, a REIT or to avoid the payment of federal or state income or excise tax.

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8.           Amendment, Supplement and Waiver.

a.            Except as otherwise provided, the Note and any related documents or agreements may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding interests in the Note voting as a single class, and any existing default or compliance with any provision of the Note and any related documents or agreements may be waived with the consent of Holders of at least a majority in principal amount of the then outstanding interests in the Notes voting as a single class.

b.            Without the consent of any Holder, the Company may amend or supplement the Note and any related documents or agreements for the following purposes:

i.            to cure any ambiguity, defect or inconsistency;

ii.           to provide for the assumption of the Company’s obligations to the Holder in case of a merger or consolidation or sale or transfer of all or substantially all of the Company’s assets;

iii.          to make any change that would provide for additional rights or benefits to the Holders or does not adversely affect the rights of any such Holder; and

iv.         as may be necessary to comply with the last sentence of Section 18 of the Note.

9.           Defaults and Remedies.

a.            For purposes of this Note, an Event of Default shall be deemed to have occurred if:

i.            the Company fails to pay when due and payable (whether at maturity or otherwise) (A) the full amount of interest then accrued on this Note, (B) the full amount of any principal payment on this Note; or

ii.           if the Company shall voluntarily file for relief under any bankruptcy, insolvency or other debtor relief statute enacted by any state or the United States Bankruptcy Code, or any involuntary proceeding shall be filed against the Company under any such statute and not discharged within 120 days, or if the Company shall make an assignment for the benefit of creditors or admit that it is insolvent.

b.            If any Event of Default occurs and is continuing, the Holders of at least 25% in aggregate principal amount of the then outstanding interests in the Notes may declare interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from bankruptcy or insolvency, all of the outstanding Notes will become due and payable immediately without further action or notice, provided, however, that Holders of a majority in aggregate principal amount of the interests in the Notes by notice to the Company may on behalf of all Holders waive any Event of Default.

10.         No Recourse Against Others.  A director, officer, employer, incorporator or shareholder of the Company, as such, shall not have any liability for any obligations of the Company under the Note or any related agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting an interest in the Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Note.

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11.         Cancellation.  After all principal and accrued interest at any time owed on this Note has been paid in full in cash or in kind, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

12.         Governing Law.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE COMPANY, THE DEPOSITARY AND EACH HOLDER AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE NOTES.

13.         Usury Laws.  It is the intention of the Company and each Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Company.

14.         Agreement to Subordinate.  Notwithstanding anything to the contrary set forth in this Note, the Company agrees, and the Holder by accepting an interest in this Note agrees, that the obligations evidenced by the Note are subordinated in right of payment, to the extent and in the manner provided in this Section 14, to the prior payment in full of all senior debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed) (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) (“Senior Debt”), and that the subordination is for the benefit of the holders of Senior Debt. Each holder of Senior Debt, whether such Senior Debt is now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Section 14. Each Holder agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any liens and security interests securing the Senior Debt.

15.         Severability.  In the event that any provision of this Note is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Note shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Note.

16.         Authentication.  This Note shall not be valid or obligatory for any purpose until authenticated by the manual signature of the Company.

17.         Rights of Holders; Certificated Notes.  No Holder will be entitled to a certificate or other instrument from the Company or the Depositary evidencing that Holders’ ownership thereof, provided that no less than annually each Holder will be sent (at the address maintained in the Note Register) a confirmation of such Holders’ beneficial interest in the Note. If the Depositary notifies the Company in writing that the Depositary is no longer willing or able to discharge properly its responsibilities as depositary with respect to the Note and the Company is unable to locate a qualified successor, or if the Company at its option elects, or is required by law, to withdraw the Note from the “book-entry only”

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system, then physical certificates representing Notes (“Certificated Notes”) will be issued in fully registered form to Holders or their nominees in exchange for surrender of this Note.

18.         Note Not Registered Under Securities Act or Qualified Under Trust Indenture Act.  This Note is not registered under the Securities Act of 1933, and the Company has no obligation to qualify an indenture under the Trust Indenture Act of 1939 unless and until such time, if any, as the Company determines, in its sole discretion, to register, and does register, the Notes under the Securities Act. If the Company determines to qualify an Indenture under the Trust Indenture Act, and any provision of this Note limits, qualifies or conflicts with a provision that is required to be included in an indenture subject to the Trust Indenture Act, such required provision shall control.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

GYRODYNE COMPANY OF AMERICA, INC.

By:
Name:
Title:

By:
Name:
Title:

AUTHENTICATION:

By:
Name:
Title:

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